Brunswick Corporation 26125 N. Riverwoods Blvd., Suite 500, Mettawa, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Brunswick Corporation Elects
Joseph McClanathan to Board of Directors

METTAWA, Ill. July 17, 2018 - Brunswick Corporation (NYSE: BC) announced today that Joseph McClanathan has been elected to serve as a member of its board of directors, as well as on the board’s human resources and compensation committee and finance committee.

McClanathan, 65, most recently was the president and chief executive officer of the Household Products Division at Energizer Holdings, Inc. (ENR), one of the world’s largest manufacturers of primary batteries, portable flashlights and lanterns, from 2004 until he retired in May 2012. Prior to that position, McClanathan served as the President-North America at Energizer Holdings from 1999 to 2004.

Prior to the spinoff of Energizer from Ralston Purina, McClanathan served in various roles at Ralston, including vice president - chief technology officer of Eveready Battery Company; vice president - general manager of Energizer Power Systems, and director - trade marketing of Eveready Battery Company. McClanathan graduated from Arizona State University in Tempe with a bachelor’s degree in business management.

McClanathan currently serves as a director for Leggett and Platt (NYSE: LEG), a diversified manufacturer, and is a member of its audit committee, compensation committee and nominating and corporate governance committee.

“We welcome Joe to our board of directors,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “We look forward to his guidance as Brunswick continues to grow and avail itself of opportunities in the global marine markets.”

With the addition of McClanathan, the total number of members of the Brunswick Board of Directors increases to 11, ten of which are independent.

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick, Mercury, NAUTIC-ON, Quicksilver and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Lankhorst Taselaar, Payne’s Marine and BLA parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex, Indoor Cycling Group and SCIFIT fitness equipment; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Contact: Daniel Kubera
Director - Media Relations and Corporate Communications
Phone: 847-735-4617
Email: daniel.kubera@brunswick.com